SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 7)



                               SUN BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock $1.00 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  86663B 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                               December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[X]   Rule 13d-1(d)

-----------------------------------                     ------------------------
 CUSIP No.  8666B 10 2                      13G               Page 2 of 10 Pages
----------------------- -----------                     ------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS

          I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES ONLY)

          Bernard A. Brown

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]   (b) [ ]
          N/A
--------------------------------------------------------------------------------
     3    SEC USE ONLY
--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
      NUMBER OF
                                   526,659 Shares
        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY                  2,160,562 Shares
                       ---------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

      REPORTING                  1,936,761 Shares
                       ---------------------------------------------------------
     PERSON WITH       8     SHARED DISPOSITIVE POWER

                                 2,160,562 Shares
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                4,097,323 Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES    [ ]

                        N/A
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      22.1%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON

                                       IN
--------------------------------------------------------------------------------

-----------------------------------                     ------------------------
 CUSIP No.  8666B 10 2                      13G               Page 3 of 10 Pages
----------------------- -----------                     ------------------------

--------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSONS

          I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES ONLY)

          Shirley G. Brown
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]  (b) [ ]
          N/A
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
      NUMBER OF
                                      --
        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY                  518,261 Shares
                       ---------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

      REPORTING                       --
                       ---------------------------------------------------------
     PERSON WITH       8     SHARED DISPOSITIVE POWER

                                 518,261 Shares
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 518,261 Shares

--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES    [ ]

          N/A
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      3.03%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------------                     ------------------------
 CUSIP No.  8666B 10 2                      13G               Page 4 of 10 Pages
----------------------- -----------                     ------------------------

--------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSONS

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) #21-0608702

          Vineland Construction Company
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]   (b) [ ]
          N/A
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          New Jersey
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
      NUMBER OF
                                 1,303,710 Shares
        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY                         --
                       ---------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

      REPORTING                  1,303,710 Shares
                       ---------------------------------------------------------
     PERSON WITH       8     SHARED DISPOSITIVE POWER
                                        --
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,303,710 Shares

--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES    [ ]

           N/A
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      7.6%

--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

-----------------------------------                     ------------------------
 CUSIP No.  8666B 10 2                      13G               Page 5 of 10 Pages
----------------------- -----------                     ------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) #22-6083927

          THE BROWN FOUNDATION

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [ ]   (b) [ ]

          N/A
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          New Jersey
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
      NUMBER OF
                                 338,591 Shares
        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY                       --
                       ---------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

      REPORTING                  338,591 Shares
                       ---------------------------------------------------------
     PERSON WITH       8     SHARED DISPOSITIVE POWER
                                      --
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 338,591 Shares

--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES  [ ]

          N/A
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      1.98%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:
--------------------------

          Sun Bancorp, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

          226 Landis Avenue, Vineland, New Jersey 08360

Item 2(a). Name of Person Filing:
---------------------------------

     Bernard A. Brown, Shirley G. Brown and Vineland Construction Company. Bernard and Shirley Brown are husband and wife, and each own 50 percent of Vineland Construction Company. The Brown Foundation is a private tax-exempt entity of which Mr. Brown is a Trustee and Fund Manager.

Item 2(b). Address of Principal Business Office or, if None, Residence:
-----------------------------------------------------------------------

          71 West Park Avenue, Vineland, New Jersey 08360

Item 2(c). Citizenship:
-----------------------

     Mr. and Mrs. Brown are citizens of the United States. Vineland Construction Company is a New Jersey corporation. The Brown Foundation is a private, tax-exempt foundation registered in New Jersey.

Item 2(d). Title of Class of Securities:
----------------------------------------

          Common Stock, $1.00 par value per share.

Item 2(e). CUSIP Number:
------------------------

          86663B 10 2

Item 3.
-------

          Not Applicable.

Item 4.  Ownership:
-------  ----------

     The following information relates to the reporting persons' ownership as of December 31, 2004.

          (a)  Amount beneficially owned:

                  Mr. Brown
                  ---------
                  4,097,323 shares (1)

                  Mrs. Brown
                  ----------
                  518,261 shares

                  Vineland Construction Company
                  -----------------------------
                  1,303,710 shares

                  The Brown Foundation
                  --------------------
                  338,591 shares

          (b)  Percent of Class:

                  Mr. Brown
                  ---------

                  22.1%

                  Mrs. Brown
                  ----------

                  3.03%

                  Vineland Construction Company
                  -----------------------------

                  7.6%

                  The Brown Foundation
                  --------------------

                  1.98%

          (c)  Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           526,659 shares

                           Vineland Construction Company
                           -----------------------------
                           1,303,710 shares

                           The Brown Foundation
                           --------------------
                           338,591 shares

               (ii) Shared power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           2,160,562 shares (2)

                           Mrs. Brown
                           ----------
                           518,261 shares

               (iii) Sole power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           1,936,761 shares (3)

                          Vineland Construction Company
                          -----------------------------
                           1,303,710 shares

                           The Brown Foundation
                           --------------------
                           338,591 shares

               (iv) Shared power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           2,160,562 shares (2)

                           Mrs. Brown
                           ----------
                           518,261 shares


(1) Includes shares held by Bernard A Brown, Shirley G. Brown, Vineland Construction Company and the Brown Foundation.
(2) Includes shares held by Shirley G. Brown, Vineland Construction Company and the Brown Foundation.
(3) Includes shares held by Bernard Brown and 1,410,102 shares underlying options which are exercisable within 60 days of December 31, 2004.

Item 5. Ownership of Five Percent or Less of a Class:
-----------------------------------------------------

         Not Applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------

         Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
--------------------------------------------------------------------------------
     Security Being Reported on by the Parent Holding Company or Control Person:
     ---------------------------------------------------------------------------

        Not Applicable.

Item 8. Identification and Classification of Members of the Group:
------------------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group:
----------------------------------------

         Not Applicable.

Item 10. Certification:
-----------------------

         Not Applicable.

Exhibits
--------

99.1     Joint Filing Agreement*

* Incorporated by reference to identically numbered exhibit to the Schedule 13G filed by the parties on February 13, 1998.

                                    SIGNATURE
                                    ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: February 14,  2005                     /s/Bernard A. Brown
                                             -----------------------------------
                                             Bernard A. Brown